EXHIBIT 23

                             BARRY L. FRIEDMAN, P.C.
                           CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                        OFFICE  (702) 361-8414
LAS VEGAS, NEVADA  89123                                 FAX NO.(702) 896-0278





To Whom It May Concern:                                            July 27, 2000

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of July 27, 2000, on the Financial Statements of AMERICAN IDC CORP. (Formerly FUTURE PROJECTS VIII, CORP.), as of July 26, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/S/ BARRY L FRIEDMAN
--------------------
Barry L. Friedman
Certified Public Accountant

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